                                                                    Exhibit 99.1

The following text is set forth in Upgrade's Form 10-QSB, filed May 15, 2000, under Part II, Item 5(B).

B.    Changes in Accountant

Effective April 6, 2000, as a result of the merger of Second CMA, Inc. into Upgrade International Corporation, pursuant to which Upgrade succeeded to Second CMA as a registrant under the Securities Exchange Act of 1934, Grant Thornton LLP will continue to serve as the independent auditor for the registrant. By virtue of Second CMA's merger into Upgrade, Comiskey & Company no longer serves as the registrant's auditor.

The audit reports of Comiskey & Company on the financial statements of Second CMA, Inc. as of and for the year ended December 31, 1999 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During Second CMA's two most recent fiscal years and any subsequent interim period preceding the change, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

The Company has provided a copy of this disclosure to the new accountant and an opportunity to furnish the Company with a letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company's expression of its views, or the respects in which it does not agree with the statements made by the Company.